Filed Pursuant to Rule 433
                                                         File No.: 333-126661-06



**Loan #144/Annex ID#142, ($2.3MM 4015 Lemmon) has been removed from the pool**

          **PRICING AT 11AM TODAY, PLEASE SEND OVER YOUR HEDGES**

      CLASS   MDY/S&P       NOTIONAL   PROCEEDS   PXING SPREAD    STATUS
       X1     Aaa/AAA       2,142MM     11.5MM        T+230        2.3X


NOTICE: THESE SECURITIES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS. THIS OFFERING IS AVAILABLE ONLY TO INVESTORS THAT ARE EITHER (1) "QUALIFIED INSTITUTIONAL BUYERS" (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT")) OR (2) PERSONS THAT ARE NOT "U.S. PERSONS" (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AND THAT ARE OUTSIDE THE UNITED STATES.

**Loan #144/Annex ID#142, ($2.3MM 4015 Lemmon) has been removed from the pool**
           --Class X2 notionals and reference rates attached--

           **PRICING AT 11AM TODAY, PLEASE SEND OVER YOUR HEDGES**

      CLASS   MDY/S&P       NOTIONAL   PROCEEDS   PXING SPREAD    STATUS
       X2     Aaa/AAA       2,097MM     14.1MM       T+75          2.0X


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing Avinash Bappanad at bappanad_avinash@jpmorgan.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

The information in this file is an electronic copy of the information set forth in Appendices E and F "Certain Characteristics of the Mortgage Loans and Mortgage Properties" in the final prospectus supplement dated March 24, 2006, and the accompanying prospectus, relating to the Certificates referred to herein. This file should be reviewed only in conjunction with the entire final prospectus supplement and the accompanying prospectus. This file does not contain all relevant information relating to the Certificates. Such information is described elsewhere in the final prospectus supplement and the accompanying prospectus.

Methodologies used in deriving certain information contained in this file are more fully described elsewhere in the final prospectus supplement and the accompanying prospectus.

The information in this file should not be viewed as projections, forecasts, predictions or opinions with respect to value.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing Avinash Bappanad at bappanad_avinash@jpmorgan.com.

Reference Rates

Month   Rate
     1    5.74551
     2    5.56117
     3    5.74545
     4    5.56112
     5    5.74540
     6    5.74537
     7    5.56104
     8    5.74531
     9    5.56099
    10    5.56096
    11    5.56093
    12    5.56105
    13    5.74516
    14    5.56084
    15    5.74509
    16    5.56077
    17    5.74502
    18    5.74499
    19    5.56067
    20    5.74492
    21    5.56061
    22    5.74485
    23    5.56054
    24    5.56056
    25    5.74473
    26    5.56044
    27    5.74468
    28    5.56038
    29    5.74462
    30    5.74459
    31    5.56030
    32    5.74454
    33    5.56025
    34    5.56023
    35    5.56020
    36    5.56044
    37    5.74439
    38    5.56012
    39    5.74433
    40    5.56006
    41    5.74426
    42    5.74423
    43    5.55997
    44    5.74417
    45    5.55991
    46    5.55987
    47    5.55984
    48    5.56024
    49    5.74399
    50    5.55974
    51    5.74392
    52    5.55967
    53    5.74384
    54    5.74381
    55    5.55957
    56    5.73507
    57    5.55550
    58    5.55271
    59    5.55240
    60    5.55328
    61    5.73634
    62    5.55029
    63    5.73625
    64    5.55019
    65    5.73614
    66    5.73609
    67    5.55004
    68    5.73188
    69    5.54595
    70    5.73175
    71    5.54583
    72    5.54597
    73    5.73156
    74    5.54564
    75    5.73143
    76    5.54552
    77    5.73130
    78    5.73158
    79    5.54567
    80    5.73530
    81    5.54677
    82    5.54670
    83    5.54663
    84    5.54958


Month                     A1           A2          A3FLRI         A3B           A4            ASB           A1A           AM
Fixed Strip Rate =>
No Floor =>
 6                    57,440,000   155,873,000   100,000,000   55,733,000   819,310,000   103,671,000   204,808,000   214,208,000
12                    54,388,000   155,873,000   100,000,000   55,733,000   819,310,000   103,671,000   204,612,000   214,208,000
18                    18,829,000   155,873,000   100,000,000   55,733,000   819,310,000   103,671,000   200,966,000   214,208,000
24                             0   111,849,000   100,000,000   55,733,000   819,310,000   103,671,000   196,776,000   214,208,000
30                             0    39,439,000   100,000,000   55,733,000   819,310,000   103,671,000   192,603,000   214,208,000
36                             0             0   100,000,000   55,548,000   819,310,000   103,671,000   188,563,000   214,208,000
42                             0             0    87,986,000            0   819,310,000   103,671,000   184,281,000   214,208,000
48                             0             0    49,422,000            0   819,310,000   103,671,000   180,110,000   214,208,000
54                             0             0    11,705,000            0   819,310,000   103,671,000   176,009,000   214,208,000
60                             0             0             0            0   696,516,000   102,068,000   142,568,000   214,208,000
66                             0             0             0            0   668,150,000    90,975,000   134,797,000   214,208,000
72                             0             0             0            0   646,694,000    80,116,000   111,828,000   214,208,000
78                             0             0             0            0   618,840,000    68,503,000   108,929,000   214,208,000
84                             0             0             0            0   509,740,000    57,011,000    99,108,000   214,208,000


Month                     AJ            B             C             D            E            F            G            H
Fixed Strip Rate =>                      0.043%        0.024%
No Floor =>
 6                    163,333,000   48,197,000    18,743,000    34,808,000   21,421,000   29,454,000   21,421,000   21,420,000
12                    163,333,000   48,197,000    18,743,000    34,808,000   21,421,000   29,454,000   21,421,000   21,420,000
18                    163,333,000   48,197,000    18,743,000    34,808,000   21,421,000   29,454,000   21,421,000   21,420,000
24                    163,333,000   48,197,000    18,743,000    34,808,000   21,421,000   29,454,000   21,421,000   21,420,000
30                    163,333,000   48,197,000    18,743,000    34,808,000   21,421,000   29,454,000   21,421,000   21,420,000
36                    163,333,000   48,197,000    18,743,000    34,808,000   21,421,000   29,454,000   21,421,000    7,433,000
42                    163,333,000   48,197,000    18,743,000    34,808,000   21,421,000   29,454,000    9,185,000            0
48                    163,333,000   48,197,000    18,743,000    34,808,000   21,421,000   19,733,000            0            0
54                    163,333,000   48,197,000    18,743,000    34,808,000   21,421,000    1,665,000            0            0
60                    163,333,000   48,197,000    18,743,000    34,808,000    5,757,000            0            0            0
66                    163,333,000   48,197,000    18,743,000    25,038,000            0            0            0            0
72                    163,333,000   48,197,000    18,743,000    10,168,000            0            0            0            0
78                    163,333,000   48,197,000    14,762,000             0            0            0            0            0
84                    163,333,000   48,197,000     1,589,000             0            0            0            0            0


Month                     J            K            L           Total
Fixed Strip Rate =>
No Floor =>
 6                    10,711,000   10,710,000   5,355,000   2,096,616,000
12                    10,711,000   10,710,000   5,355,000   2,093,368,000
18                    10,711,000   10,710,000   5,355,000   2,054,163,000
24                    10,711,000   10,710,000   5,355,000   1,987,120,000
30                     6,824,000            0           0   1,890,585,000
36                             0            0           0   1,826,110,000
42                             0            0           0   1,734,597,000
48                             0            0           0   1,672,956,000
54                             0            0           0   1,613,070,000
60                             0            0           0   1,426,198,000
66                             0            0           0   1,363,441,000
72                             0            0           0   1,293,287,000
78                             0            0           0   1,236,772,000
84                             0            0           0   1,093,186,000
